Exhibit 23.8

CONSENT OF BANCO BTG PACTUAL S.A.

We hereby consent (1) to the inclusion of an English-language translation of our presentation of financial analyses, dated August 1, 2011 (the “Presentation”), delivered to the Special Committee of Tele Norte Leste Participações S.A. as an exhibit to the Registration Statement on Form F-4 of Brasil Telecom S.A. (the “Company”) filed with the U.S. Securities and Exchange Commission relating to the proposed merger of Tele Norte Leste Participações S.A. with and into the Company (the “Registration Statement”), and (2) to the references to our firm and the Presentation in the Registration Statement and the prospectus included therein. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement and the prospectus included therein within the meaning of the term “experts” as used in the Act or the Regulations.

São Paulo, Brazil, August 31, 2011.

Banco BTG Pactual S.A.

By	/s/ Bruno Duque Horta Nogueira
Name:	Bruno Duque Horta Nogueira
Title:	Attorney-in-fact

By	/s/ Bruno Amaral
Name:	Bruno Amaral
Title:	Attorney-in-fact